As filed with the Securities and Exchange Commission on February 25, 2013.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERSIS S.A.

(Exact name of registrant as specified in its charter)

ENERSIS S.A.

(Translation of Registrant’s name into English)

Republic of Chile (Jurisdiction of incorporation or organization)	Santa Rosa 76, 15th Floor Santiago, Chile (562) 2353-4639 (Address and telephone number of Registrant’s principal executive offices)	None (I.R.S. Employer Identification No.)

CT Corporation

111 Eighth Avenue

New York, New York 10011

(212) 894-8600

(Name, address and telephone number of agent for service)

Copy to:

J. ALLEN MILLER, Esq.

SEY-HYO LEE, Esq.

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

(212) 408-5100

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value (which may be represented by American Depositary Shares)(2)		(3)
Rights to subscribe for shares of common stock (including rights to subscribe for American Depositary Shares)(2)		(3)

(1)	Includes shares of common stock that may be offered and sold in the United States and shares of common stock that are to be offered and sold outside the United States but may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.
(2)	American Depositary Shares issuable on deposit of shares of common stock registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-170192) or will be registered under a further registration statement on Form F-6. Each American Depositary Share represents 50 shares of common stock.
(3)	The registrant is registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee to the registration of securities hereby.

PROSPECTUS

Enersis S.A.

Shares of Common Stock

Rights to Subscribe for Shares of Common Stock

We or any selling shareholder identified in a prospectus supplement may from time to time offer our shares of common stock in the form of common stock or in the form of American Depositary Shares, or ADSs. Each ADS represents 50 shares of common stock. We may from time to time also offer rights to subscribe for shares of our common stock.

Our shares of common stock are listed on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange, which we refer to collectively as the Chilean Stock Exchanges, and the Latin America Securities Exchange of the Madrid Stock Market. Our ADSs are listed on the New York Stock Exchange under the symbol “ENI”. On February 22, 2013, the last reported sale price of our shares on the Santiago Stock Exchange was Ch$182.21 per share, and the last reported sale price of our ADSs on the New York Stock Exchange was US$19.32 per ADS.

This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we or a selling shareholder offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Investing in the securities described herein involves risks. See “Risk Factors” beginning on page 14 of our annual report on Form 20-F for the year ended December 31, 2011, as amended, incorporated by reference into this prospectus.

Our company and our shares of common stock have been registered with the Superintendencia de Valores y Seguros (the Chilean Superintendency of Securities and Insurance, or the SVS). The SVS has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or the Spanish language prospectus that will be used in Chile is truthful or complete.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is February 25, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference”.

In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context otherwise requires, references in this prospectus, to “Enersis”, the “Company”, “we”, “us” and “our” are to Enersis S.A. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.enersis.cl. We are an issuer in Chile of securities registered with the SVS. Shares of our common stock are traded on the Chilean Stock Exchanges, under the symbol “ENERSIS”. Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) to the SVS, and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.enersis.cl and www.svs.cl. The information contained on and linked from our Internet site or the SVS site is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•

information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this prospectus) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 20-F for the year ended December 31, 2011 (excluding Items 5, 18 and 19) (the “Original 2011 Form 20-F”);

•	Our amendment to the Original 2011 Form 20-F on Form 20-F/A (including Items 5, 18 and 19) filed on February 25, 2013 (together with the Original 2011 Form 20-F, the “2011 Form 20-F”);

•	Our Report on Form 6-K furnished on November 19, 2012; and

•	Our Report on Form 6-K furnished on February 25, 2013.

Except for the Reports on Form 6-K specifically listed or described above, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Enersis S.A., Santa Rosa 76, 15th Floor, Santiago, Chile, Attention: Investor Relations, (562) 2353-4682 or via e-mail to ir@enersis.cl.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements include statements regarding our intent, belief or current expectations, including but not limited to any statements concerning:

•	our capital investment program;

•	trends affecting our financial condition or results from operations;

•	our dividend policy;

•	the future impact of competition and regulation;

•	political and economic conditions in the countries in which we or our related companies operate or may operate in the future;

•	any statements preceded by, followed by or that include the words “believes”, “expects”, “predicts”, “anticipates”, “intends”, “estimates”, “should”, “may” or similar expressions; and

•	other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	changes in the regulatory framework of the electricity industry in one or more of the countries in which we operate;

•	our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

•	the nature and extent of future competition in our principal markets;

•	political, economic and demographic developments in the markets in South America where we conduct our business; and

•	the factors discussed in the 2011 Form 20-F and in any prospectus supplement under the heading “Risk Factors”.

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent public accountants have not examined or compiled the forward-looking statements, and, accordingly, do not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus or in the documents incorporated by reference herein to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

OUR COMPANY

We are a Chilean company engaged through our subsidiaries and jointly-controlled entities in the electricity generation, transmission and distribution businesses in Chile, Brazil, Colombia, Peru and Argentina. Through Endesa Chile, one of our consolidated subsidiaries, we are one of the largest private sector generation companies in South America in terms of installed capacity, with approximately 15,171 MW of installed capacity. We are also one of the largest private sector distribution companies in South America, with more than 14 million customers.

We are part of a group of companies controlled by Enel, an Italian utility company. Enel owns 92.1% of Endesa Spain, which owns 60.6% of the share capital of Enersis through Endesa Latinoamérica, a Spanish subsidiary of Endesa Spain.

Enel is a publicly traded company primarily engaged in the energy sector, with a presence in 40 countries worldwide, and over 97,000 MW of net installed capacity. It provides service to more than 61 million customers through its electricity and gas businesses.

We seek to take advantage of our know-how and market position to become one of the leading private sector utility companies in South America. We continually seek to maximize our return on investments and to reduce operating and financial costs in our subsidiaries, jointly controlled entities and associates over which we have significant influence.

As of and for the year ended December 31, 2012, our consolidated assets were Ch$13,318 billion, our consolidated net income was Ch$894 billion. Our common stock has been registered with the SVS and is listed for trading on the Chilean Stock Exchanges. Additionally, ADSs representing shares of our common stock have been registered with the SEC and are listed for trading on the NYSE. As of December 31, 2012, our market capitalization was Ch$5,741 billion.

We are a publicly held limited liability stock corporation organized under the laws of the Republic of Chile. Our principal executive offices are located at Santa Rosa 76, Santiago, Chile and our general telephone number is (562) 2353-4682.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we intend to use the net proceeds from the offerings hereunder for general corporate purposes, including funding working capital and capital expenditures and possible acquisitions.

We will not receive any of the proceeds for the shares of our common stock, ADSs or rights to be sold by any selling shareholder. Such proceeds will be received by such selling shareholder.

DESCRIPTION OF SHARE CAPITAL

Set forth below is certain information concerning our share capital and a brief summary of certain significant provisions of our Bylaws and Chilean law.

General

Shareholders’ rights in Chilean companies are governed by the company’s Bylaws, which serve the same purpose as the articles or certificate of incorporation and the bylaws of a company incorporated in the

United States, and by Law 18,046 (the “Chilean Companies Act”). Article 137 of the Chilean Companies Act provides that all provisions of the Chilean Companies Act take precedence over any contrary provision in a company’s Bylaws. In addition, D.L. 3500, or the Pension Funds’ System Law, which permits the investment by Chilean pension funds in stock of qualified companies, indirectly affects corporate governance and prescribes certain rights of shareholders. In accordance with the Chilean Companies Act, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the board of directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (US$237,944 as of December 31, 2012) at the time of filing of the lawsuit do not have the option to bring the procedure to the courts.

The Chilean securities markets are principally regulated by the SVS under Law 18,045 (the “Securities Market Law”) and the Chilean Companies Act. These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection of minority shareholders. The Securities Market Law sets forth requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Companies Act and the Securities Market Law, both as amended, provide rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committee, independent directors, stock options and derivative actions.

Public Register

Enersis is a publicly held limited liability stock corporation incorporated under the laws of Chile. Enersis was constituted by public deed issued on June 19, 1981 by the Santiago Notary Public, Mr. Patricio Zaldívar M. Its existence was approved by SVS Resolution 409-S of July 17, 1981 and it was registered on July 21, 1981 in the Commercial Registrar (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago), on pages 13,099 No. 7,269. Enersis is registered with the SVS and its entry number is 0175. Enersis is also registered with the SEC and its SEC file number is 001-12440.

Reporting Requirements Regarding Acquisition or Sale of Shares

Under Article 12 of the Securities Market Law and General Rule 269 of the SVS, certain information regarding transactions in shares of a publicly held stock corporation or in contracts or securities whose price or results depend on or are conditioned in whole or in part on the price of such shares must be reported to the SVS and the Chilean stock exchanges. Since ADSs are deemed to represent the shares of common stock underlying the ADSs, transactions in ADSs will be subject to these reporting requirements and those established in Circular 1375 of the SVS. Shareholders of publicly held stock corporations are required to report to the SVS and the Chilean stock exchanges on which the shares are listed:

•

any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

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any direct or indirect acquisition or sale of contracts or securities whose price or results depend on or are conditioned in whole or in part on the price of shares, made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

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any direct or indirect acquisition or sale of shares made by a person who, due to an acquisition of shares of such publicly held stock corporation, results in the holder acquiring, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital; and

•

any direct or indirect acquisition or sale of shares or options to buy or sell shares in any amount, made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation.

In addition, majority shareholders of a publicly held stock corporation must inform the SVS and the Chilean stock exchanges if such transactions are entered into with the intention of acquiring control of the corporation or if they are making a passive financial investment instead.

Under Article 54 of the Securities Market Law and SVS regulations, persons or entities that intend to acquire control, whether directly or indirectly, of a publicly held stock corporation, must follow certain notice requirements, regardless of the acquisition vehicle or procedure or whether the acquisition will be made through direct subscriptions or private transactions. The potential acquiror must first send a written communication to the target corporation, any companies controlling or controlled by the target corporation, the SVS and the Chilean stock exchanges on which the securities are listed, stating, among other things, the person or entity purchasing or selling and the price and conditions of any negotiations.

The potential acquiror must also inform them of its planned acquisition at least ten business days prior to the date on which the transaction is to close, and in any event, as soon as negotiations regarding the change of control begin (i.e., when confidential information and documents concerning the target are delivered to the potential acquiror). Notice is made through a filing with the SVS, the relevant Chilean stock exchanges and any companies controlling or controlled by the target corporation and through a notice published in two Chilean newspapers and web site of the target company, if any.

In addition, Article 54A of the Securities Market Law requires that, within two business days of the completion of the transactions pursuant to which a person has acquired control of a publicly held stock corporation, a notice be published in the same newspapers in which the notice referred to above was published and notices be sent to the same persons referred to in the preceding paragraphs.

Any owner of our shares who intends to acquire control of us will be subject to these reporting requirements. The provisions described above do not apply whenever the acquisition is being made through a tender or exchange offer.

Title XXV of the Securities Market Law on tender offers and SVS regulations provide that the following transactions must be carried out through a tender offer:

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an offer which allows to take control of a publicly held stock corporation, unless the shares are being sold by a controlling shareholder of such corporation at a price in cash which is not substantially higher than the market price and the shares of such corporation are actively traded on a Chilean stock exchange;

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an offer for all the outstanding shares of a publicly held stock corporation upon acquiring two-thirds or more of its voting shares; this offer must be made at a price not lower than the price at which appraisal rights may be exercised (i.e., if the shares of the corporation are not actively traded, the book value, or, if the shares of the corporation are actively traded, the weighted average price at which the stock has been traded for the 60-trading day period that is between the 90th trading day and the 30th trading day preceding the acquisition); and

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an offer for a controlling percentage of the shares of a publicly held stock corporation if such person intends to take control of the holding company (whether listed or not) controlling such publicly held corporation, to the extent that the operating company represents 75% or more of the consolidated net assets of the holding company.

Article 200 of the Securities Market Law prohibits any shareholder that has taken control of a publicly held stock corporation from acquiring, for a period of 12 months from the date of the transaction that granted it control of the publicly held stock corporation, a number of shares equal to or higher than 3% of the outstanding issued shares of the target company without making a tender offer at a price per share not lower than the price paid at the time of taking control.

Should the acquisition from the other shareholders of the publicly held stock corporation be made on the floor of a stock exchange and on a pro rata basis, the controlling shareholder may purchase a higher percentage of shares, if so permitted by the regulations of the Chilean stock exchange. Title XV of the Securities Market Law sets forth the basis for determining what constitutes a controlling power, a direct holding and a related party

Corporate Objectives and Purposes

Article 4 of our Bylaws states that our corporate objectives and purposes are, among other things, to conduct the exploration, development, operation, generation, distribution, transmission, transformation, or sale of energy in any form, directly or through other companies, as well as to provide engineering-consultancy services related to these objectives, in Chile and abroad and to participate in the telecommunications business.

Board of Directors

Our Board of Directors is comprised of seven members who are appointed by shareholders at the ordinary shareholders’ meeting, or OSM, of the Company and are elected for a period of three years, at the end of which they will be re-elected or replaced.

The seven directors elected at the OSM are the seven individual nominees who receive the highest majority of the votes. Each shareholder may vote his shares in favor of one nominee or may apportion his shares among any number of nominees, provided, however, that a special rule applies for the election of at least one independent director.

The compensation of the directors is set annually at the OSM.

Agreements entered into by Enersis with related parties can only be executed when such agreements serve the interest of the Company, and their price, terms and conditions are consistent with prevailing market conditions at the time of their approval and comply with all the requirements and procedures indicated in Title XVI of the Chilean Companies Act.

Certain Powers of the Board of Directors

Our Bylaws provide that every arrangement or contract that the Company enters into with its controlling shareholder, its directors or executives, or with their related parties, must be previously approved by two-thirds of the Board of Directors and must comply with the provisions of Title XVI of the Chilean Companies Act.

Our Bylaws do not contain provisions relating to:

•	the directors’ power, in the absence of an independent quorum, to vote on compensation for themselves or any members of their body;

•	borrowing powers exercisable by the directors and how such borrowing powers can be varied;

•	retirement or non-retirement of directors under an age limit requirement; or

•	a requirement to own shares for qualification as a director.

Certain Provisions Regarding Shareholder Rights

As of the date of the filing of this prospectus, Enersis’ capital is comprised of only one class of shares, all of which are shares of common stock and have the same rights.

Our Bylaws do not contain any provisions relating to:

•	redemption provisions;

•	sinking funds; or

•	liability for capital calls by the Company.

Under the Chilean Companies Act, the rights of holders of stock of the Company may only be changed by an amendment to the Bylaws that comply with the requirements explained below under “—Shareholders’ Meetings and Voting Rights”.

Capitalization

Under the Chilean Companies Act, only the shareholders of a company acting at an extraordinary shareholders’ meeting, or ESM, have the power to authorize a capital increase. When an investor subscribes for shares, these are officially issued and registered under his name, and the subscriber is treated as a shareholder for all purposes, except receipt of dividends and for return of capital in the event that the shares have been subscribed but not paid for. The subscriber becomes eligible to receive dividends only for the shares that he has actually paid for or, if he has paid for only a portion of such shares, the pro rata portion of the dividends declared with respect to such shares unless the Company’s Bylaws provide otherwise. If a subscriber does not fully pay for shares for which he has subscribed on or prior to the date agreed upon for payment, the Company is entitled to auction the shares on the stock exchange where such shares are traded and has a cause of action against the subscriber for the difference between the subscription price and the price actually received at auction, if any. However, until such shares are sold at auction, the subscriber continues to possess all the rights of a shareholder, except the right to receive dividends and return of capital. When there are authorized and issued shares for which full payment has not been made within the period fixed by shareholders at the same ESM at which the subscription was authorized (which in no case may exceed three years from the date of such meeting), the Board must proceed to collect payment, unless the shareholders’ meeting had authorized (by two-thirds of the voting shares) to reduce the company’s capital to the amount effectively collected.

Article 22 of the Chilean Companies Act provides that the purchaser of shares of a company implicitly accepts its Bylaws and any agreements adopted at shareholders’ meetings.

As of December 31, 2012, the subscribed and fully paid capital of the Company totaled Ch$2,825 billion and consisted of 32,651,166,465 shares.

Preemptive Rights and Increases of Share Capital

The Chilean Companies Act requires Chilean companies to grant shareholders preemptive rights to purchase a sufficient number of shares to maintain their existing ownership percentage of such company whenever such company issues new shares.

Under the Chilean Companies Act, preemptive rights are exercisable or freely transferable by shareholders during a 30-day period following the day the preemptive rights offering is launched. During such 30-day period, and for the 30 days immediately following the initial 30-day period, publicly held stock corporations are not permitted to offer any unsubscribed shares to third parties on terms which are more favorable than those offered to their shareholders. At the end of the second 30-day period, a Chilean publicly held stock corporation is authorized to sell unsubscribed shares to third parties on any terms, provided they are sold on one of the Chilean Stock Exchanges.

Shareholders’ Meetings and Voting Rights

An OSM must be held within the first four months following the end of our fiscal year. The last OSM was held on April 26, 2012. An ESM may be called by the Board of Directors when deemed appropriate, when requested by shareholders representing at least 10% of the issued shares with voting rights or by the SVS. The last ESM was held on December 20, 2012 in connection with approval of the proposed capital increase authorizing this offering. To convene an OSM or an ESM, notice must be given three times in a newspaper located in our corporate domicile. The newspaper designated by our shareholders is El Mercurio de Santiago. The first notice must be published not less than 15 days and no more than 20 days in advance of the scheduled meeting. Notice must also be mailed to each shareholder, to the SVS and to the Chilean Stock Exchanges.

Under the Chilean Companies Act, a quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least a majority of the issued shares with voting rights of a company. If a quorum is not present at the first meeting, a reconvened meeting can take place at which the shareholders present are deemed to constitute a quorum regardless of the percentage of the shares represented. The second meeting must take place within 45 days following the scheduled date for the first meeting. Shareholders’ meetings adopt resolutions by the affirmative vote of a majority of those shares present or represented at the meeting. An ESM must be called to take the following actions:

•	a transformation of the company or a merger or split-up of the company;

•	an amendment to the term of duration or early dissolution of the company;

•	a change in the corporation’s domicile;

•	a decrease of corporate capital;

•	an approval of capital contributions in kind and non-monetary assessments;

•	a modification of the authority reserved to shareholders or limitations on the board of directors;

•	a reduction in the number of members of the board of directors;

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a disposition of 50% or more of the assets of the corporation, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater that such percentage;

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the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the corporation, as well as any disposition of its shares that results in the parent company losing its position as controller;

•	the form of distributing corporate benefits;

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issue of guarantees for third-party liabilities which exceed 50% of the assets, except when the third party is a subsidiary of the company, in which case approval of the board of directors is deemed sufficient;

•	the purchase of the corporation’s own shares;

•	others established by the bylaws or the laws;

•	certain remedies to cure nullification defects of the corporate bylaws;

•

inclusion in the bylaws of the right to purchase shares from minority shareholders, when the controlling shareholders reaches 95% of the company’s shares by means of a tender offer for all of the company’s shares, where at least 15% of the shares have been acquired from unrelated shareholders; or

•	approval or ratification of acts or contracts with related parties.

Regardless of the quorum present, the vote required for any of the actions above is at least two-thirds of the outstanding shares with voting rights. Other actions at an ESM are passed by affirmative vote of an absolute majority of the shares present or represented at the meeting.

Bylaw amendments for the creation of a new class of shares, or an amendment to or an elimination of those classes of shares that already exist, must be approved by at least two-thirds of the outstanding shares of the affected series.

The Chilean Companies Act does not require a publicly held stock corporation to provide its shareholders the same level and type of information required by the U.S. federal securities laws regarding the solicitation of proxies. However, shareholders are entitled to examine the books of a publicly held stock corporation within the 15-day period before its scheduled meeting. Under the Chilean Companies Act, a notice of a shareholders meeting listing matters to be addressed at the meeting must be mailed at least 15 days prior to the date of such meeting, and, an indication of the way complete copies of the documents that support the matters submitted for voting can be obtained, which must also be made available to shareholders on the Company’s website. In the case of an OSM, the annual report of the Company’s activities, which includes audited financial statements, must also be made available to shareholders and published on the Company’s website at: www.enersis.cl.

The Chilean Companies Act provides that, upon the request by the Directors’ Committee or by shareholders representing at least 10% of the issued shares with voting rights, a Chilean company’s annual report must include, in addition to the materials provided by the board of directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. Similarly, the Chilean Companies Act provides that whenever the board of directors of a publicly held stock corporation convenes an OSM and solicits proxies for the meeting, or circulates information supporting its decisions or other similar material, it is obligated to include the pertinent comments and proposals that may have been made by the Directors’ Committee or by shareholders owning 10% or more of the shares with voting rights who request that such comments and proposals be so included.

Only shareholders registered as such with Enersis as of 11:59 p.m. on the fifth business day prior to the date of a meeting are entitled to attend and vote their shares. A shareholder may appoint another individual, who does not need to be a shareholder, as his proxy to attend the meeting and vote on his behalf. Proxies for such representation shall be given in writing for all the shares held by the owner. Every shareholder entitled to attend and vote at a shareholders’ meeting shall have one vote for every share subscribed.

There are no limitations imposed by the Chilean Companies Act or our Bylaws on the right of nonresidents or foreigners to hold or vote shares of common stock. However, the registered holder of the shares of common stock represented by ADSs is the custodian for Citibank, N.A., as depositary, or any successor thereto, currently Banco Santander-Chile. Accordingly, holders of ADSs are not entitled to receive notice of meetings of shareholders directly or to vote the underlying shares of common stock represented by ADSs. The Deposit Agreement pursuant to which the ADSs are issued (described under “Description of American Depositary Shares”) contains provisions under which the depositary has agreed to solicit instructions from registered holders of ADSs as to the exercise of the voting rights pertaining to the shares of common stock represented by the ADSs. Subject to compliance with the requirements of the Deposit Agreement and receipt of such instructions, the depositary has agreed to endeavor, insofar as practicable and permitted under the Chilean Companies Act and the provisions of the Bylaws, to vote or cause to be voted (or grant a discretionary proxy to the Chairman of the Board of Directors or to a person designated by the Chairman of the Board of Directors to vote) the shares of common stock represented by the ADSs in accordance with any such instruction. The depositary shall not itself exercise any voting discretion over any shares of common stock underlying ADSs. If no voting instructions are received by the depositary from a holder of ADSs with respect to the shares of common stock represented by the ADSs on or before the date established by the depositary for such purpose, the shares of common stock represented by the ADSs, may be voted in the manner directed by the Chairman of the Board of the Directors or by a person designated by the Chairman of the Board of Directors, subject to limitations set forth in the Deposit Agreement.

Dividends and Liquidation Rights

According to the Chilean Companies Act, unless otherwise decided by unanimous vote of its issued shares eligible to vote, all companies must distribute a cash dividend in an amount equal to at least 30% of their consolidated net income, before amortization and negative goodwill for each year (utilidades líquidas, calculated according to the local accounting rules applicable to the company when preparing financial statements to be submitted to the SVS), unless and except to the extent the company has carried forward losses. The law provides that the board of directors must agree to the dividend policy and inform such policy to the shareholders at an OSM.

Any dividend in excess of 30% of net income may be paid if so decided by the OSM, at the election of the shareholder, in cash, in Enersis shares or in shares of publicly held corporations held by Enersis. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Dividends which are declared but not paid within the appropriate time period set forth in the Chilean Companies Act (as to minimum dividends, 30 days after declaration; as to additional dividends, the date set for payment at the time of declaration) are adjusted to reflect the change in the value of UF, from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the rate set forth in the Chilean Companies Act. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. Payments not collected in such period are transferred for the benefit of the Fire Department, formed by volunteers.

In the event of a liquidation of Enersis, the holders of shares would participate in the assets available in proportion to the number of paid-in shares held by them, after payment to all creditors.

Approval of Financial Statements

The Board of Directors is required to submit Enersis’ consolidated financial statements to the shareholders annually for their approval. If the shareholders by a vote of a majority of shares present (in person or by proxy) at the shareholders’ meeting reject the financial statements, the Board of Directors must submit new financial statements no later than 60 days from the date of such meeting. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new board is elected at the same meeting. Directors who individually approved such financial statements are disqualified for reelection for the following period. Our shareholders have never rejected the financial statements presented by the Board of Directors.

Change of Control

The Securities Markets Law establishes a comprehensive regulation related to tender offers. The law defines a tender offer as the offer to purchase shares of companies which publicly offer their shares or securities convertibles into shares and which offer is made to shareholders to purchase their shares under conditions which allow the bidder to reach a certain percentage of ownership of the company within a fixed period of time. These provisions apply to both voluntary and hostile tender offers.

Acquisition of Shares

There are no provisions in our Bylaws that discriminate against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares. However, no person may directly or indirectly own more than 65% of the outstanding shares of our stock. The foregoing restriction does not apply to the custodian as record owner of shares represented by ADSs, but it does apply to each beneficial ADS holder. Additionally, our Bylaws prohibit any shareholder from exercising voting power with respect to more than 65% of the common stock owned by such shareholder or on behalf of others representing more than 65% of the outstanding issued shares with voting rights.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Companies Act provides that upon the adoption of any of the resolutions enumerated below at a meeting of shareholders, dissenting shareholders acquire the right to withdraw from the company and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. In order to exercise such withdrawal rights, holders of ADSs must first withdraw the shares represented by their ADSs pursuant to the terms of the Deposit Agreement.

“Dissenting” shareholders are defined as those who at a shareholders’ meeting vote against a resolution that results in the withdrawal right, or who if absent from such meeting, state in writing their opposition to the respective resolution, within the 30 days following the shareholders’ meeting. The price paid to a dissenting shareholder of a publicly held stock corporation whose shares are quoted and actively traded on one of the Chilean Stock Exchanges, is the weighted average of the sales prices for the shares as reported on the Chilean

Stock Exchanges on which the shares are quoted for the 60-trading day period that is between the 90th trading day and the 30th trading day preceding the shareholders’ meeting giving rise to the withdrawal right. If, because of the volume, frequency, number and diversity of the buyers and sellers, the SVS determines that the shares are not actively traded on a stock exchange, the price paid to the dissenting shareholder shall be the book value. Book value for this purpose shall equal paid capital plus reserves and profits, less losses, divided by the total number of subscribed shares, whether entirely or partially paid. For the purpose of making this calculation, the last consolidated statements of financial position is used, as adjusted to reflect inflation up to the date of the shareholders’ meeting which gave rise to the withdrawal right.

The resolutions that result in a shareholder’s right to withdraw include, among others, the following:

•	the transformation of the company;

•	the merger of the company with another company;

•

disposition of 50% or more of the assets of the corporation, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater than such percentage;

•

the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the corporation, as well as any disposition of its shares that results in the parent company losing its position of controller;

•	issue of guarantees for third parties’ liabilities which exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the board of directors is sufficient);

•

the creation of preferential rights for a class of shares or certain amendments to the existing ones. In this case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•	certain remedies to cure nullification defects of the corporate bylaws; and

•	such other causes as may be established by the law or by the company’s bylaws.

Investments by AFPs

The Pension Funds’ System Law permits AFPs to invest their funds in companies that are subject to Title XII and, subject to greater restrictions, in other companies. Except for the period from March 2003 to March 2004, Enersis has been a Title XII Company since 1985.

Title XII companies are required to have bylaws that limit the ownership of any shareholder to a specified maximum percentage, bylaws that require that certain actions be taken only at a meeting of the shareholders and bylaws that give the shareholders the right to approve certain investment and financing policies. These matters are included in our Bylaws.

Registrations and Transfers

Shares issued by Enersis are registered with an administrative agent named DCV Registros S.A. who is responsible for Enersis’ shareholders registry. In case of jointly owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealing with Enersis.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs are represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs”. The depositary typically appoints a custodian to safekeep the securities on deposit. In our case, the custodian is Banco Santander-Chile, located at Bandera 140, Santiago, Chile.

We appointed Citibank, N.A. as depositary pursuant to a second amended and restated deposit agreement, dated as of September 30, 2010 (the “Deposit Agreement”). A copy of the Deposit Agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-170192 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that rights and obligations as an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety as well as the form of ADR attached to the Deposit Agreement.

Each ADS represents 50 shares of common stock of Enersis on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The Deposit Agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of shares of common stock will continue to be governed by the laws of Chile, which are different from New York law.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and the Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder”. When we refer to “you”, we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Upon receipt by the custodian of a cash distribution for the securities on deposit, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders. The conversion into U.S. dollars will take place only if reasonable, in the judgment of the depositary, if the U.S. dollars are transferable to the United States and if permitted by Chilean law and regulations and, if in effect, the foreign exchange agreements among the Central Bank of Chile, the depositary and Enersis (the “Foreign Exchange Contracts”). For more information on the Foreign Exchange Contracts, see “Exchange Controls and Other Limitations Affecting Security Holders” in our 2011 Form 20-F. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a dividend or free distribution of shares, the depositary may and will if we so request, distribute to holders, in proportion to the number of ADSs held, new ADSs representing the shares of common stock deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs upon a distribution of shares of common stock will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares of common stock so distributed.

No such distribution of new ADSs will be made if it would violate a law, including the U.S. securities laws. If the depositary does not distribute new ADSs as described above, it will sell the shares of common stock received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

If we offer to our holders of shares rights to purchase additional ADSs, the depositary has discretion as to the procedures to follow in making such rights available to the holders of ADSs or selling such rights on behalf of holders and making the net proceeds available in U.S. dollars to such holders. If we so request, the depositary will take the following actions:

•

If at the time of the offering the depositary determines that it is lawful and feasible to make such rights available to holders, the depositary will distribute such rights to holders in proportion to the number of ADSs held, or the depositary will employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holders;

•

If at the time of the offering the depositary determines that it is not lawful or not feasible to make such rights available to holders, or if the rights are not exercised and appear about to lapse, the depositary in its discretion may sell such rights at public or private sale, and may allocate the net proceeds of any such sale, upon an averaged or other practicable basis; or

•	If by the terms of the offering or for any other reason the depositary cannot make those rights available to the holders, then the depositary may allow those rights to lapse.

If the distribution of rights requires the rights to be registered under the Securities Act, the depositary will not distribute such rights unless and until such registration statement is in effect, or unless the transaction is exempt from registration under the provisions of the Securities Act.

If the depositary has distributed the rights to holders of ADSs, the depositary will exercise such rights on behalf of the holders upon receipt of the following:

•	payment of the purchase price for the share to be purchased upon the exercise of the right;

•	a duly completed and signed exercise instruction; and

•	payment of the applicable fee and charges.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Chile would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we distribute property other than cash, shares of common stock or rights to purchase additional shares of our common stock, the depositary will consult with us to the extent practicable and distribute such property to holders of ADSs in proportion to the number of ADSs held, in any manner that the depositary, with our consent, deems equitable and practicable for accomplishing the distribution.

If the depositary determines that such distribution cannot be made proportionately among the holders of ADRs, or for any other reason the depositary deems such distribution not to be reasonably practicable, the depositary may, with our approval, adopt such distribution method, including a sale, as it deems equitable and practicable.

If the depositary sells such property, the net proceeds of such sale will be distributed to holders as in the case of a cash distribution, net of fees, expenses, taxes or governmental charges payable by holders under the Deposit Agreement.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares of Common Stock

The shares of common stock held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such shares of common stock or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares of common stock held on deposit. The depositary may, with our approval, or if we so request, in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Redemption

To the extent permitted by applicable law, whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary will provide notice of the redemption to the holders of ADSs.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders of ADSs to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Issuance of ADSs Upon Deposit of Shares of Common Stock

The depositary may create ADSs on your behalf if you or your broker deposits shares of common stock with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares of common stock to the custodian.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares of common stock have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of shares of common stock, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The shares are duly authorized, validly issued, fully paid, non assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•	You are duly authorized to deposit the shares.

•

The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	duly deliver the ADRs to the depositary at its principal office

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the underlying shares of common stock at the custodian’s offices. In order to withdraw the shares of common stock represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares of common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If you hold an ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the shares of common stock represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that are caused by clearing of the transfer books for the shares of common stock or the ADSs or the payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed due to laws or regulations applicable to ADSs or the withdrawal of deposited securities.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the shares of common stock represented by your ADSs. The voting rights of holders of shares of common stock are described in “Description of Share Capital—Shareholders’ Meetings and Voting Rights”.

The depositary will mail to you any notice of a shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor insofar as practicable to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

If the depositary does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary to give a discretionary proxy with full power of substitution to our Chairman of the Board or to a person designated by him to vote the shares represented by your ADSs in his/her discretion. The depositary will deliver such discretionary proxy to vote on any matter other than:

•

substantial opposition exists by holders of ADSs, it being understood that an election of directors at an annual or extraordinary meeting of shareholders is not a contested matter involving substantial opposition;

•	matters that materially and adversely affect the rights of holders of ADSs;

•	any matter as to which the Chairman of the Board directs the depositary that he or she does not wish such proxy to be given.

Fees and Charges

The holders of ADSs agree to pay the following fees of the depositary:

Service Fees	Fees
Issuance of ADS upon deposit of shares	Up to US$5.00 per 100 ADS (or fraction thereof) issued.

Delivery of deposited securities against surrender of ADS	Up to US$5.00 per 100 ADS (or fraction thereof) surrendered.

Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$5.00 per 100 ADS (or fraction thereof) held.

Distribution of ADS pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADS	Up to US$5.00 per 100 ADS (or fraction thereof) held.

Distribution of securities other than ADS or rights to purchase additional ADS (i.e., spin-off of shares)	Up to US$5.00 per 100 ADS (or fraction thereof) held.

Depositary services	Up to US$5.00 per 100 ADS (or fraction thereof) held on the applicable record date(s) established by the depositary.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the transfer, exchange or registration of shares of common stock, such as upon deposit and withdrawal of shares of common stock.

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and other governmental charges upon the transfer of securities, such as when shares of common stock are deposited or withdrawn from deposit.

•	Fees and expenses incurred in connection with the delivery or servicing of shares of common stock on deposit.

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that increase any fees or charges or that would materially prejudice any of their existing substantial rights under the Deposit Agreement, except in very limited circumstances enumerated in the Deposit Agreement.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares of common stock represented by your ADSs, except as permitted by law.

We have the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of matters relating to the ADSs, the Deposit Agreement or our business.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of any present or future provision of foreign exchange contract or our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of the performance or non-performance or delay in the performance of any act or thing that may be done in their discretion.

•	We and the depositary disclaim any liability by reason of any exercise or failure to exercise discretion contemplated in the Deposit Agreement.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of shares or release shares of common stock before receiving ADSs. These transactions are commonly referred to as “pre-release transactions”. The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required and the representations required from brokers. The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduce tax withholding for any distribution on behalf of holders of ADSs. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion can be done on a practicable basis and will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency cannot be done on a practicable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent permissible and distribute the U.S. dollars to the holders for whom the conversion and distribution is practicable.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practicable.

•	Hold the foreign currency, without liability for interest, for the applicable holders.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR COMMON STOCK OR ADSs

We may issue rights to subscribe for shares of our common stock or our ADSs. These rights may or may not be transferable by the security holder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of the rights to subscribe for shares of our common stock or ADSs will be set forth in a prospectus supplement which, will describe, among other things:

•	the exercise price;

•	the aggregate number of rights to be issued;

•	the number of shares or ADSs purchasable upon exercise of each right;

•	the procedures for exercising the right;

•	the date upon which the exercise of rights will commence;

•	the expiration date;

•	the extent to which the rights are transferable;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed shares or ADSs;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

•	any other material terms of the rights.

TAXATION

Chilean Tax Considerations

The following discussion summarizes material Chilean income and withholding tax consequences to foreign holders arising from the ownership and disposition of ADS rights, rights, shares and ADSs. The summary which follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of ADS rights, rights, shares or ADSs and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

The summary that follows is based on Chilean law, as in effect on the date hereof, and is subject to any changes in these or other laws occurring after such date, possibly with retroactive effect. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of the Chilean Income Tax Law. Chilean tax may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations, but Chilean tax authorities may change their rulings, regulations and interpretations in the future. The discussion that follows is also based, in part, on representations of the depositary, and assumes that each obligation in the Deposit Agreement and any related agreements will be performed in accordance with its terms. As of this date, there is currently no applicable income tax treaty in effect between the United States and Chile. However, in 2010 the United States and Chile signed an income tax treaty that will enter into force once the treaty is ratified by both countries. There can be no assurance that the treaty will be ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between the United States and Chile.

As used in this prospectus, the term “foreign holder” means either:

•

in the case of an individual holder, a person who is not a resident of Chile; for purposes of Chilean taxation, an individual is resident of Chile if he or she has resided in Chile for more than six months in one calendar year, or a total of more than six months in two consecutive fiscal years; or

•

in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative or permanent establishment of such entity in Chile.

Taxation of Shares and ADSs

Taxation of Cash Dividends and Property Distributions

General Rule: Cash dividends paid with respect to the shares or ADSs held by a foreign holder will be subject to Chilean withholding tax, which is withheld and paid by the company. As described in the example below, the amount of the Chilean withholding tax is determined by applying a 35% rate to a “grossed-up” distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean corporate income tax paid by the issuer), and then subtracting as a credit such correlative Chilean corporate income tax paid by the issuer. For years 2004 through 2010, the Chilean corporate income tax rate was 17%; for 2011 and hereafter the rate is 20%. The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a foreign holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean corporate income tax rate of 20% and a distribution of 50% of the net income of the company distributable after payment of the Chilean corporate income tax:

Line	Concept and calculation assumptions	Amount

1	Company taxable income (based on Line 1 = 100)	100.0

2	Chilean corporate income tax : 20% x Line 1	20.0

3	Net distributable income: Line 1—Line 2	80.0

4	Dividend distributed (50% of net distributable income): 50% of Line 3	40

5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	(17.5)

6	Credit for 50% of Chilean corporate income tax : 50% x Line 2	10

7	Net withholding tax : Line 5 + Line 6	(7.5)

8	Net dividend received: Line 4—Line 7	32.5

9	Effective dividend withholding rate : Line 7 / Line 4	18.75%

In general, the effective Chilean dividend withholding tax rate, after giving effect to the credit for the Chilean corporate income tax paid by the company, can be computed using the following formula:

Effective Dividend	=	(Withholding tax rate) - (Chilean corporate income tax rate)
Withholding Tax Rate		1 - (Chilean corporate income tax rate)

Using the prevailing rates, the Effective Dividend Withholding Rate =

(35%-20%) / (100%-20%) = 18.75%

Dividends are generally assumed to have been paid out of the Company’s oldest retained profits for purposes of determining the level of Chilean corporate income tax that was paid by the Company. For information as to the retained earnings of the Company for tax purposes and the tax credit available on the distribution of such retained earnings, see Note 17 to our Consolidated Financial Statements included in the 2011 Form 20-F.

Under Chilean Income Tax Law, dividend distributions made in property are subject to the same Chilean tax rules as cash dividends. Stock dividends that represent free shares distributed to foreign shareholders as a consequence of a capitalization made on the same corporation are not subject to Chilean taxation.

Exceptions: Despite the aforementioned general rule, there are special circumstances under which a different tax treatment would apply depending on the source of the income or due to special circumstances existing at the date of the dividend distribution. The most common special cases are briefly described below:

1)	Circumstances where there is no corporate income tax credit against the Chilean withholding tax: These cases are when: (i) The financial book profits paid as dividends (following the seniority rule indicated above) exceed the Company’s taxable income (such dividend distributions in excess of the company’s taxable income determined as of December 31 of the distribution’s year will be subject to the Chilean withholding tax rate of 35%, without the corporate income tax credit; in relation to the provisional withholding rule applicable on the date of the dividend payment, please see number 3 below); or (ii) The income was not subject to corporate income tax due to an exemption of the Chilean corporate income tax, in which case the foreign holder will be also subject to the Chilean withholding tax rate of 35% without the corporate income tax credit.

2)	Circumstances where dividends have been imputed to income exempted from all the Chilean income taxes: In these cases, dividends distributed by the company to the foreign holder will not be subject to Chilean withholding tax. Income exempted from Chilean income tax is expressly listed in the Chilean Income Tax Law.

3)	Circumstances where dividends are subject to a provisional withholding tax: In the event that on the date of the dividend distribution there are no earnings on which income tax has been paid and there are no tax-exempt earnings, a 35% Chilean withholding tax with a provisional 20% Chilean corporate income tax credit is applicable. This provisional 20% Chilean corporate income tax credit granted must be confirmed with the information of Company’s taxable income as of December 31 of the year in which the dividend was paid. The company can agree with the foreign holders to withhold a higher amount in order to avoid under withholding of the Chilean withholding tax.

4)	Circumstances when it is possible to use in Chile certain credits against income taxes paid abroad, or “foreign tax credit”: This occurs when dividends distributed by the Chilean company have as their source income generated by companies domiciled in third countries. If that income was subject to withholding tax or corporate income tax in those third countries, such income will have a credit or “foreign tax credit” against corresponding Chilean taxes, which can be proportionally transferred to the shareholders of the Chilean company.

Taxation on sale or exchange of ADSs outside Chile

Gains obtained by a foreign holder from the sale or exchange of ADSs outside Chile will not be subject to Chilean taxation.

Taxation on sale or exchange of Shares

The Chilean Income Tax Law includes a tax exemption on capital gains arising from the sale of shares of listed companies traded in the stock markets. Although there are certain restrictions, in general terms, the amendment provides that in order to qualify for the capital gain exemption: (i) the shares must be of a publicly held stock corporation with a certain minimum level of trading on a stock exchange; (ii) the sale must be carried out in a Chilean stock exchange, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law; (iii) the shares which are being sold must have been acquired on a Chilean stock exchange, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or due to the exchange of convertible bonds; and (iv) the shares must have been acquired after April 19, 2001.

If the shares do not qualify for the above exemption, capital gains on their sale or exchange of shares (as distinguished from sales or exchanges of ADSs representing such shares of common stock) could be subject to two alternative tax regimes: (a) general tax regime, with a 20% Chilean corporate income tax and a 35% Chilean withholding tax, the former being creditable against the latter; or (b) a 20% Chilean corporate income tax as sole tax regime, when all the following circumstances are met: (i) the sale is made between unrelated parties, (ii) the sale of shares is not a recurrent or habitual activity for the seller and (iii) at least one year has elapsed between the acquisition and the sale of the shares.

The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.

Taxation of Rights and ADS Rights

For Chilean tax purposes, the receipt of rights or ADS rights by a foreign holder of shares or ADSs pursuant to a rights offering is a nontaxable event. In addition, there are no Chilean income tax consequences to foreign holders upon the exercise or the lapse of the rights or the ADS rights.

Any gain on the sale, exchange or transfer of the ADS rights by a foreign holder is not subject to taxes in Chile.

Any gain on the sale, exchange or transfer of the rights by a foreign holder is subject to a 35% Chilean withholding tax.

Other Chilean Taxes

There is no gift, inheritance or succession tax applicable to the ownership, transfer or disposition of ADSs by foreign holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a foreign holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

Material U.S. Income Tax Considerations

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These authorities are subject to change, possibly with retroactive effect. This discussion assumes that the depositary’s activities are clearly and appropriately defined so as to ensure that the tax treatment of ADSs will be identical to the tax treatment of the underlying shares.

The following are the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of receiving, owning and disposing of ADS rights, rights, shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to hold such securities and is based on the assumption stated above under “Chilean Tax Considerations” that there is no applicable income tax treaty in effect between the United States and Chile. The discussion applies only if the beneficial owner holds shares or ADSs as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of the beneficial owner’s particular circumstances. For instance, it does not describe all the tax consequences that may be relevant to:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities who use a mark-to-market method of tax accounting;

•	persons holding shares or ADSs as part of a “straddle”, integrated transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	persons holding shares or ADSs that own or are deemed to own ten percent or more of our stock; or

•	persons holding shares or ADSs in connection with a trade or business conducted outside of the United States.

If an entity classified as a partnership for U.S. federal income tax purposes holds shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding shares or ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the shares or ADSs.

You are a “U.S. Holder” for purposes of this discussion if you are a beneficial owner of our shares or ADSs and if you are, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States; or

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

In general, if a beneficial owner owns ADSs, such owner will be treated as the owner of the shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a beneficial owner exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released before shares are delivered to the depositary (pre-release) or intermediaries in the chain of ownership between beneficial owners and the issuer of the security underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits for beneficial owners of depositary shares. Such actions would also be inconsistent with the claiming of the reduced tax rate, described below, applicable to dividends received by certain non-corporate beneficial owners. Accordingly, the analysis of the creditability of Chilean taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

This discussion assumes, and the Company believes, that it is not, and will not become, a passive foreign investment company, as described below.

Beneficial owners should consult their tax advisors with respect to their particular tax consequences of owning or disposing of shares or ADSs, including the applicability and effect of state, local, non-U.S. and other tax laws and the possibility of changes in tax laws.

Taxation of Distributions

Distributions paid on shares or ADSs other than certain pro rata distributions of shares of common stock will be treated as dividends taxable as ordinary income to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported as dividends.

If a beneficial owner is a U.S. Holder, subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to the beneficial owner that is not a corporation are taxable at a maximum rate of 20%. A foreign company is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on an established securities market in the United States, such as the New York Stock Exchange where our ADSs are traded. A beneficial owner should consult its tax advisors to determine whether the favorable rate will apply to dividends it receives and whether it is subject to any special rules that limit its ability to be taxed at this favorable rate.

The amount of a dividend will include the net amount withheld by us in respect of Chilean withholding taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to a beneficial owner and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in a beneficial owner’s income on the date of its, or in the case of ADSs, the depositary’s, receipt of the dividend. The amount of any dividend paid in Chilean pesos will be a U.S. dollar amount calculated by reference to the exchange rate for converting Chilean pesos into U.S. dollars in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a beneficial owner generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A beneficial owner may have foreign currency gain or loss if the dividend is converted into U.S. dollars on a date after the date of receipt.

Subject to applicable limitations that may vary depending upon a beneficial owner’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, the net amount of Chilean withholding tax (after reduction for the credit for Chilean corporate income tax, as discussed above under “—Chilean Tax Considerations—Taxation of Shares and ADSs—Taxation of Cash Dividends and Property Distributions”) withheld from dividends on shares or ADSs will be creditable against a beneficial owner’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and, therefore, a beneficial owner should consult its tax advisor regarding the availability of foreign tax credits in its particular circumstances. Instead of claiming a credit, a beneficial owner may, at its election, deduct such Chilean taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale or Other Disposition of Shares or ADSs

If a beneficial owner is a U.S. Holder, for U.S. federal income tax purposes, the gain or loss a beneficial owner realizes on the sale or other disposition of shares or ADSs will be a capital gain or loss, and will be a long-term capital gain or loss if the beneficial holder has held the shares or ADSs for more than one year. The amount of a beneficial owner’s gain or loss will equal the difference between the beneficial owner’s tax basis in the shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. In addition, certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers.

In certain circumstances, Chilean taxes may be imposed upon the sale of shares. See “—Chilean Tax Considerations—Taxation of Shares and ADSs”. If a Chilean tax is imposed on the sale or disposition of shares, and a beneficial owner that is a U.S. Holder does not receive significant foreign source income from other sources, such beneficial owner may not be able to credit such Chilean tax against its U.S. federal income tax liability.

Passive Foreign Investment Company Rules

We believe that we were not a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for our 2012 taxable year and do not expect to be or become one for our 2013 taxable year or for the foreseeable future. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of our income constitute passive income for PFIC purposes, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC for 2012 or for any prior or future taxable year during which a beneficial owner held shares or ADSs, certain adverse consequences could apply to the beneficial owner, including the imposition of higher amounts of tax than would otherwise apply, and additional filing requirements. A beneficial owner should consult its tax advisors regarding the consequences to it if we were a PFIC, as well as the availability and advisability of making any election that might mitigate the adverse consequences of PFIC status.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the beneficial owner is an exempt recipient or (ii) in the case of backup withholding, the beneficial owner provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a beneficial owner will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Medicare Contribution Tax

Legislation enacted in 2010 generally imposes a tax of 3.8% on the “net investment income” of certain individuals, trusts and estates. Among other items, net investment income generally includes gross income from dividends and net gain attributable to the disposition of certain property, like the shares, ADSs, less certain deductions. A beneficial owner should consult its tax advisor regarding the possible application of this legislation in its particular circumstances.

A beneficial owner should consult its tax advisors with respect to the particular consequences to it of receiving, owning or disposing of shares or ADSs.

PLAN OF DISTRIBUTION

We may sell the shares of common stock, including shares represented by ADSs, and rights to subscribe for shares of common stock (including in the form of ADSs), from time to time, and any selling shareholder may sell shares, including shares represented by ADSs, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We and/or any selling shareholder may solicit offers to purchase the securities directly from the public from time to time. We and/or any selling shareholder may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we and/or any selling shareholder may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we and/or any selling shareholder may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We and/or any selling shareholder may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we and/or any selling shareholders sell securities to underwriters, we and/or any selling shareholders will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us and/or any selling shareholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we and/or any selling shareholder pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and/or any selling shareholder, to indemnification by us and/or any selling shareholder against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters, including any affiliate of ours that is acting as an underwriter or prospective underwriter, may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities in connection with an offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Enersis S.A. and its subsidiaries.

In addition, we expect to offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another.

If so indicated in the applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

LEGAL MATTERS

Certain matters of Chilean law, including the validity of the common stock and rights to subscribe for common stock, will be passed upon for us by Carey y Cía. Ltda, Santiago, Chile. Certain matters of New York law will be passed upon for us by Chadbourne & Parke LLP, New York, New York.

EXPERTS

The consolidated financial statements of Enersis included in the 2011 Form 20-F, and the effectiveness of Enersis S.A.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young Servicios Profesionales de Auditoría y Asesoría Limitada, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference which are based in part on the reports of KPMG Auditores Consultores Ltda., independent registered public accounting firm. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The financial statements of Enersis S.A. and its consolidated subsidiaries (the “Company”) as of December 31, 2010 and for each of the two years then ended and the schedule of condensed unconsolidated financial information as of December 31, 2010 and for each of the two years then ended incorporated by reference in this Registration Statement have been audited by Deloitte Auditores y Consultores Ltda. (“Deloitte”), an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adjustment for the accounting change related to cash flow presentation from the indirect method to the direct method). The consolidated financial statements of the Company include the financial statements of its consolidated subsidiary, Empresa Nacional de Electricidad S.A. (“Endesa-Chile”). The consolidated financial statements of Endesa-Chile include the financial statements of the following entities, each having been prepared in conformity with its respective local statutory accounting basis: Emgesa S.A. E.S.P. (“Emgesa-Colombia”) (a consolidated subsidiary), and Endesa Brasil S.A. (“Endesa-Brasil”) (a consolidated subsidiary of the Company that is also a 40.45 percent-owned investee of Endesa-Chile accounted for using the equity method). Except for the amounts included in Endesa-Chile’s consolidated financial statements relating to Emgesa-Colombia and Endesa-Brasil, which Deloitte subjected to audit procedures in the context of the financial statements of Enersis taken as a whole, Deloitte did not audit the consolidated financial statements of Endesa-Chile. Endesa-Chile’s consolidated financial statements were audited by KPMG Auditores Consultores Ltda. whose report is incorporated herein by reference. The financial statements of Enersis S.A. and its consolidated subsidiaries as of December 31, 2010 and for each of the two years then ended and the schedule of condensed unconsolidated financial information as of December 31, 2010 and for each of the two years then ended have been so included in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent registered public accounting firms.

The consolidated financial statements of Endesa-Chile and its subsidiaries and the related consolidated financial statement schedule incorporated in this prospectus by reference as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 (not presented separately) and management’s assessment of the effectiveness of Endesa-Chile’s internal control over financial reporting as of December 31, 2011 have been audited by KPMG Auditores Consultores Ltda. (“KPMG”), an independent registered public accounting firm, as set forth in their reports thereon incorporated in this prospectus by reference from the 2011 Form 20-F. The consolidated financial statements of Endesa-Chile include the financial statements of the following consolidated entities, each having been prepared in conformity with its respective local statutory accounting basis: Emgesa-Colombia (a consolidated subsidiary) and Endesa-Argentina (a consolidated subsidiary), and the associate company Endesa-Brasil (a consolidated subsidiary of Enersis and its subsidiaries that is also a 40.45 percent-owned investee of Endesa-Chile accounted for using the equity method). Except for the amounts in 2011 related to Emgesa-Colombia (audited by Ernst & Young Audit Limitada), Endesa-Argentina (audited by Pistrelli, Henry Martin y Asociados S.R.L., a member firm of Ernst & Young Global) and Endesa-Brasil (audited by Ernst & Young Terco Auditores Independentes S.S.) and 2010 related to Emgesa-Colombia (audited by Ernst & Young Audit Limitada), and Endesa-Brasil (audited by Ernst & Young Terco Auditores Independentes S.S. ) which KPMG subjected to audit procedures in the context of the financial statements of Endesa-Chile taken as a whole, KPMG did not audit the consolidated financial statements of these entities. The report of KPMG has been incorporated in reliance upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a publicly held stock corporation organized under the laws of Chile. None of our directors or executive officers are residents of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

•	the existence of reciprocity;

•	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

•	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•	the Chilean courts’ determination that the United States courts had jurisdiction;

•	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e. principles of due process and public policy). However, there is doubt:

•	as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

•

as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

In addition, foreign judgments cannot be enforced in any way against properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

We have appointed Puglisi & Associates as our authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the ADSs or the Deposit Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Item 9.	Exhibits.

1.1*	Form of Underwriting Agreement.

3.1	Bylaws (Estatutos) of Enersis, S.A., as amended.

4.1	Second Amended and Restated Deposit Agreement dated as of September 30, 2010 among the Company, Citibank, N.A., as depositary, and all Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder.

4.2	Foreign Investment Contract dated as of October 15, 1993, as amended on September 7, 2000 and September 24, 2008, among the Central Bank of Chile, the Company and Citibank, N.A., as depositary, relating to the foreign exchange treatment of holders of ADSs, filed as Exhibit (b)(i) to the Company’s Registration Statement on Form F-6 (Registration No. 333-170192), is incorporated herein by reference.

4.3	Foreign Investment Contract dated as of February 13, 1996, as amended on September 7, 2000 and September 24, 2008, among the Central Bank of Chile, the Company and Citibank, N.A., as depositary, relating to the foreign exchange treatment of holders of ADSs, filed as Exhibit (b)(ii) to the Company’s Registration Statement on Form F-6 (Registration No. 333-170192), is incorporated herein by reference.

4.4	Foreign Investment Contract dated as of October 12, 2000, as amended September 24, 2008, among the Central Bank of Chile, the Company and Citibank, N.A., as depositary, relating to the foreign exchange treatment of holders of ADSs, filed as Exhibit (b)(iii) to the Company’s Registration Statement on Form F-6 (Registration No. 333-170192), is incorporated herein by reference.

5.1	Opinion of Carey y Cía. Ltda.

8.1	Tax opinion of Carey y Cía. Ltda., contained in its opinion filed as Exhibit 5.1 to this registration statement.

8.2	Tax opinion of Chadbourne & Parke LLP.

23.1	Consent of Ernst & Young Servicios Profesionales de Auditoría y Asesorías Limitada, an independent registered public accounting firm (Enersis S.A.).

23.2	Consent of Deloitte Auditores y Consultores Ltda., an independent registered public accounting firm (Enersis S.A.).

23.3	Consent of KPMG Auditores Consultores Ltda., an independent registered public accounting firm (Empresa Nacional de Electricidad S.A.).

23.4	Consent of Carey y Cía. Ltda, contained in its opinion filed as Exhibit 5.1 to this registration statement.

23.5	Consent of Chadbourne & Parke LLP, contained in its opinion filed as Exhibit 8.2 to this registration statement.

23.6	Consent of Eduardo Walker H.

23.7	Consent of IM Trust Asesorías Financieras S.A.

23.8	Consent of Claro y Asociados.

23.9	Consent of Pablo Yrarrázaval.

23.10	Consent of Andrea Brentan.

23.11	Consent of Hernán Sommerville.

23.12	Consent of Leonidas Vial.

23.13	Consent of Rafael Miranda.

23.14	Consent of Rafael Fernández.

23.15	Consent of Eugenio Tironi.

24	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of the Company.

*	To be filed by amendment or as an exhibit to a document to be incorporated herein by reference.

Item 10.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph A(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To supplement the prospectus, after the expiration of the subscription period for any rights offering, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(9)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Republic of Chile, on the 25th day of February, 2013.

ENERSIS S.A.

By	/s/ Eduardo Escaffi J.
Eduardo Escaffi J.
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been on the 25th day of February, 2013 by the following persons in the capacities indicated:

Signature	Title

Pablo Yrarrázaval V.*	Chairman of the Board

Andrea Brentan*	Director

Rafael Fernández M.*	Director

Rafael Miranda R.*	Director

Hernán Somerville S.*	Director

Leonidas Vial E.*	Director

Eugenio Tironi B.*	Director

Ignacio Antoñanzas A.*	Chief Executive Officer (Principal Executive Officer)

Eduardo Escaffi J.*	Chief Financial Officer (Principal Financial Officer)

Ángel Chocarro G.*	Accounting Officer (Principal Accounting Officer)

*By	/s/ Eduardo Escaffi J.
Eduardo Escaffi J., Attorney-in-Fact**

**	By authority of the power of attorney filed as Exhibit 24 hereto

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Enersis, S.A., has signed this Registration Statement on Form F-3 in the City of Newark, State of Delaware on the 25th day of February, 2013.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Authorized Signatory

EXHIBIT INDEX

Page Number

1.1*	Form of Underwriting Agreement.

3.1	Bylaws (Estatutos) of Enersis, S.A., as amended.

4.1	Second Amended and Restated Deposit Agreement dated as of September 30, 2010 among the Company, Citibank, N.A., as depositary, and all Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder.

4.2	Foreign Investment Contract dated as of October 15, 1993, as amended on September 7, 2000 and September 24, 2008, among the Central Bank of Chile, the Company and Citibank, N.A., as depositary, relating to the foreign exchange treatment of holders of ADSs, filed as Exhibit (b)(i) to the Company’s Registration Statement on Form F-6 (Registration No. 333-170192), is incorporated herein by reference.

4.3	Foreign Investment Contract dated as of February 13, 1996, as amended on September 7, 2000 and September 24, 2008, among the Central Bank of Chile, the Company and Citibank, N.A., as depositary, relating to the foreign exchange treatment of holders of ADSs, filed as Exhibit (b)(ii) to the Company’s Registration Statement on Form F-6 (Registration No. 333-170192), is incorporated herein by reference.

4.4	Foreign Investment Contract dated as of October 12, 2000, as amended September 24, 2008, among the Central Bank of Chile, the Company and Citibank, N.A., as depositary, relating to the foreign exchange treatment of holders of ADSs, filed as Exhibit (b)(iii) to the Company’s Registration Statement on Form F-6 (Registration No. 333-170192), is incorporated herein by reference.

5.1	Opinion of Carey y Cía. Ltda.

8.1	Tax opinion of Carey y Cía. Ltda., contained in its opinion filed as Exhibit 5.1 to this registration statement.

8.2	Tax opinion of Chadbourne & Parke LLP.

23.1	Consent of Ernst & Young Servicios Profesionales de Auditoría y Asesorías Limitada, an independent registered public accounting firm (Enersis S.A.).

23.2	Consent of Deloitte Auditores y Consultores Ltda., an independent registered public accounting firm (Enersis S.A.).

23.3	Consent of KPMG Auditores Consultores Ltda., an independent registered public accounting firm (Empresa Nacional de Electricidad S.A.).

23.4	Consent of Carey y Cía. Ltda, contained in its opinion filed as Exhibit 5.1 to this registration statement.

23.5	Consent of Chadbourne & Parke LLP, contained in its opinion filed as Exhibit 8.2 to this registration statement.

23.6	Consent of Eduardo Walker H.

23.7	Consent of IM Trust Asesorías Financieras S.A.

23.8	Consent of Claro y Asociados.

23.9	Consent of Pablo Yrarrázaval.

23.10	Consent of Andrea Brentan.

Page Number

23.11	Consent of Hernán Sommerville.

23.12	Consent of Leonidas Vial.

23.13	Consent of Rafael Miranda.

23.14	Consent of Rafael Fernández.

23.15	Consent of Eugenio Tironi.

24	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of the Company.

*	To be filed by amendment or as an exhibit to a document to be incorporated herein by reference.